Exhibit 6.44

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II)WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

PRIVATE SALE - BUYER AGREEMENT

DATE: 12 September 2024

BUYER (“Masterworks”, “You” or the “Buyer”): THE WORK (the “Property”):

Masterworks Gallery, LLC as agent for Masterworks

Cayman SPC, acting on behalf of its

Gallery Segregated Portfolio

225 Liberty Street
29th Floor
New York, NY	Simone Leigh xAxdxox, 2018
10281

Client No. [***] Object No. [***]

By signing this Buyer Agreement, you, Masterworks Gallery, LLC as agent for Masterworks Cayman SPC, the Buyer identified above, agree to purchase the Property, on the terms of purchase set out below and attached, for a purchase price, of US$ 725,000 (Seven Hundred and Twenty Five Thousand US Dollars) (the “Purchase Price”) plus any applicable taxes, as set out in the invoice.

You further understand and agree that:

1)	This agreement is between You, the Buyer of the Property and the seller for [***], registered in New York with auction license [***], (“[***]”, “We” and “Us”) acts as agent.

2)	Payment of the invoice in full and cleared funds is required to complete your purchase of the Property, to be paid in two instalments, as follows:

a.	Within five (5) business days of the date of the Invoice, you will pay to [***]in full and cleared funds a non-refundable amount equal to USD 72,500 (Seventy Two Thousand Five Hundred USD), being 10% (Ten Percent) of the total Purchase Price (the “Deposit”). We will invoice you the remaining balance of the Purchase Price following receipt of the Deposit. If you fail to pay the Deposit or Purchase Price by any Due Date set forth herein, [***] may cancel the sale to you and continue to market the Property. In the event that you have made partial payment of the Purchase Price, including the Deposit, and default in making full payment of the full Purchase Price by the Due Date, or any mutually agreed written extension thereof (including by email), [***] shall retain all amounts paid and may provide such amounts to the seller and/or retain them as liquidated damages in its discretion.

b.	Within ninety (90) calendar days of the date of the Invoice, you will pay to [***]in full and cleared funds the remaining balance of the invoice for the Purchase Price.

(each a “Due Date”).

3)	Payment must be received by you in accordance with clause 2 above, in full and cleared funds by the Due Date in each case. In the event that payment in full and cleared funds is not received by the Due Date, [***] reserves the right to cancel the sale of the Property to you and pursue any of the remedies set forth in Paragraph 9 of this Agreement.

4)	Upon your completed purchase, [***] will ship the Property to you and will absorb the cost of shipping the Property to Masterworks account at Delaware Freeport.

5)	You will provide us with all required documentation we may request to complete our client identification procedures.

Accepted and agreed:

Signed:

Duly Authorised For and on behalf of Masterworks Gallery, LLC as agent for Masterworks Cayman SPC

Name of Signatory: [***]

Title of Signatory: [***]

Date:
Signed:

For and on Behalf of [***] (New York)

Date:

PRIVATE SALE - BUYERS AGREEMENT

This private sale agreement (“Agreement”) is made between the buyer identified in the attached Buyer Agreement confirmation and invoice (“You” or the “Buyer”) and the seller of the Property (the “Seller”) for [***], registered in New York with auction license 2013224 (“[***]” or “we”), acts as agent.

1. PURCHASE PRICE AND PAYMENT

You agree to purchase the property described on the attached Buyer Agreement confirmation and invoice “the Property” for the price stated in such documents (the “Purchase Price”). Unless otherwise stated, the Purchase Price excludes applicable taxes.

The Purchase Price is due in full by the Due Date set out on the invoice. Any amount not paid by the Due Date will be subject to late payment charges at the rate of 12% per annum. [***] reserves the right to charge storage as well as interest and/or to cancel the sale if you fail to pay the Purchase Price by the Due Date.

2. OWNERSHIP

Ownership of the Property will pass to you upon receipt by [***] of the Purchase Price in full and cleared funds.

3. RISK

Risk and responsibility for loss or damage to the Property will pass to you when (i) you or a person authorized by you takes physical possession of the Property or (ii) [***] delivers the Property to a carrier commissioned by you or [***] to deliver the Property to you.

4. REPRESENTATIONS AND WARRANTIES

(a) The Seller warrants that: (i) the Seller is the sole and absolute owner of the Property or, if acting as an agent, that the agent’s principal is the sole and absolute owner of the Property; (ii) the Seller has the right and authority to sell the Property in accordance with the terms of this Agreement without restrictions, secured interest, or claims by anyone else; (iii) to the best of the Seller’s knowledge, all requirements relating to exporting and importing the Property have been met.

(b) [***] represents and warrants that in accordance with applicable laws and regulations intended to prevent anti-money laundering or terrorist financing existing in the jurisdiction where the sale of the Property is transacted and the Seller is located (collectively “AML”), it carries out “know your customer” identification and verification checks on the Seller (including any party that would be considered the ultimate beneficial owner of the Seller).

5. CONDITION & DESCRIPTION OF THE PROPERTY

You acknowledge and agree that you have satisfied yourself as to the nature and condition of the Property and accuracy of the description of the Property. The Property is sold “AS IS” and, any statements made by us (orally or in writing) regarding authorship, attribution, origin, date, age, size, medium, condition and/or provenance are statements of opinion and not to be relied on as statements of fact. Subject to Paragraphs 8 and 9 below, you will have no recourse against [***] or the Seller in respect of the condition of the Property or any error or omission in [***] description of the Property.

6. COLLECTION, STORAGE AND TRANSPORT

[***] will arrange delivery of the Property to you after [***] receipt of the Purchase Price in full and cleared funds and will absorb the cost of shipping, provided that you shall provide coverage against risk of physical loss or damage to the Property from the time the shippers make first physical contact with the Property. If you do not receive the Property from the shipper for any reason, we will charge handling, removal and storage costs at the then prevailing rates.

You are responsible for (i) any sales or use taxes which apply when collecting and transporting the Property (ii) providing us with accurate information on your tax status and plans to transport the Property and (iii) any costs, claims, expenses and /or penalties we incur from your failure to comply with your obligations under this Agreement.

7. EXPORT LICENCES

[OMIT]

8. RIGHT OF RESCISSION OR CANCELLATION

(a) If within a period of five years from the date that you pay the Purchase Price in full, you demonstrate to [***] reasonable satisfaction that the Property is not authentic, and provided the other conditions set out in Paragraphs 8 (b) and (c) are satisfied, [***] will refund the Purchase Price paid by you in full satisfaction of any claim you may have. For the purposes of this Paragraph 8, an artwork or object will not be authentic if it is a copy or forgery.

(b) The rights set out in this Paragraph 8 apply only to you and do not extend to subsequent owners of the Property, including purchasers or recipients by way of gift from the original buyer, heirs, successors, beneficiaries and assigns. The rights set forth in this Paragraph 8 are conditional upon (i) you returning the Property to us in the same condition in which we sold it to you; and (ii) you providing to us at your expense the written opinion of one or more recognized experts of the artist, period, or material. The parties agree to contact the artist in the first instance, but should the artist not provide an opinion for any reason, the Buyer is not precluded from enforcing any of its rights under this Agreement or as a matter of law. We will not be bound by any expert report produced by the Buyer and reserve the right to consult our own experts at our own expense.

(c) The rights set out in this Paragraph 8 do not extend to (i) subsequent owners of the Property (including buyers or recipients by way of gift, heirs, successors, beneficiaries and assigns) (ii) property where the description states that there is a conflict of opinion on the authorship of the property or was otherwise qualified (iii) property where our attribution of authorship on the date of sale was consistent with the generally accepted opinions of specialists, scholars and other experts or (iv) property whose description or dating is proved inaccurate by scientific methods or means not generally accepted, or deemed unreasonably expense or impractical or likely (in our reasonable opinion) to have caused damage or loss in value to the Property.

9. NON-PAYMENT

(a)	Without prejudice to any rights the seller may have, if you without prior agreement fail to make payment of the Purchase Price for the Property by the Due Date or any extension thereof as agreed to through mutual written consent of the parties, and such failure is not attributable to a default or breach by [***] in any way, [***] may in our sole discretion exercise one or more of the following remedies: (i) store the Property at [***] premises or elsewhere at your sole risk and expense; (ii) cancel the sale of the Property, retaining any deposit or partial payment of the Purchase Price as liquidated damages; (iii) reject future bids from you at public auction or render such bids subject to payment of a deposit; (iv) charge interest at 12% per annum from the date payment became due until the date the Purchase Price is received in cleared funds; (v) resell the Property by auction or private sale, with estimates and a reserve set at [***] reasonable discretion, it being understood that in the event such resale is for less than the original Purchase Price for that lot, you will remain liable for the shortfall together with all costs incurred in such resale; (vi) commence legal proceedings to recover the Purchase Price, together with interest and the reasonable costs of such proceedings; (vii) set off the outstanding amount remaining unpaid by you against any amounts which we or any of our affiliated companies may owe the you in any other transactions; or (viii) release your name and address of to the Seller to enable the Seller to commence legal proceedings to recover the amounts due and reasonable legal costs.

(b)	If you are in default of payment, you irrevocably authorize [***] to instruct any of our affiliated companies in possession of your property to deliver the Property by way of pledge as your agent to a third party instructed by [***] to hold the Property on our behalf solely as security for the payment of the Purchase Price and any other amount due under this Agreement.

10. LIMITATION OF LIABILITY

Except for the representations and warranties set out in Paragraph 4, to the fullest extent permitted by law, [***] and the Seller will not be liable to you for any errors or omissions, whether orally or in writing, or in respect of information provided to you in connection with your purchase of the Property unless any such error or omission is the result of fraud or fraudulent misrepresentation your sole remedy will be the cancellation of the sale and a refund of the Purchase Price In no event will [***] or the Seller be liable to you (or any subsequent owner of the Property) for any indirect, special, incidental or consequential losses or damages (including lost profits or interest) incurred as a result of entering into this Agreement.

11. YOUR IDENTITY

You confirm that your company name and business address set out overleaf and on the invoice are accurate. You agree to provide us with all information and documentation we may reasonably request to satisfy our client identification procedures as required by applicable law. We may not release the Property to you until we have received the required client identification documentation.

12. EVENTS BEYOND OUR CONTROL

[***] will be not responsible if for reasons beyond our control, we fail to meet our obligations under this Agreement. Such circumstances include strike, lockout, adverse weather, flood, storm, earthquake, subsidence and other natural disasters, failure and shortage of power supply, war, armed conflict, riot, civil unrest, terrorist action, nuclear and chemical contamination, epidemics, pandemics and travel bans or restrictions on release of the Property to you or your shipping agent. If such circumstances arise, we will (i) notify you; (ii) do what we can to minimise the effects of these circumstances on the performance of our obligations under this Agreement; and (iii) if the sale of the Property cannot be consummated to you, refund any amount(s) of the Purchase Price paid prior to cancellation, provided such amount(s) were paid prior to the Due Date. [***] obligations to you may be suspended whilst such circumstances exist.

13. PRIVACY

You acknowledge and understand that we may process your personal data (including potentially special category data) in accordance with our privacy policy from time to time as published at [***] or available by emailing [***]

(a) Our privacy policy sets out:

(i) The types of personal data we will or may collect and process; (ii) The purposes for which we will or may process your personal data (including for example the provision of auction and/or sale related services; the performance and enforcement of this Agreement, the carrying out of identity and credit checks; keeping you informed about upcoming auctions, exhibitions and special events; and generally where reasonably necessary in the management and operation of our business);

(iii) The lawful bases on which we rely in undertaking our processing of your personal data;

(iv) Your rights in respect of our processing or your personal data; and (v) Various other information as required by applicable data protection law.

14. CONFIDENTIALITY

The terms of this Agreement are confidential, and unless required by applicable law, will not be disclosed to anyone other than the parties to this Agreement or their respective financial advisors, attorneys or agents who have a need to know except that should Masterworks become the purchaser of the Property, the parties acknowledge that Masterworks may disclose as part of its required SEC filings that: (i) it purchased the Work from [***]; (ii) the Purchase Price; and (iii) if any payment terms were extended (“Permitted Disclosures”). We will not have to reveal the identity of the Seller to you.

15. MISCELLANEOUS

(a)	[***] reserves the right to pay an introductory commission to one or more third parties for assisting us in the sale of the Property.

(b)	If any part of this Agreement, or the application of it, is held by a court of competent jurisdiction to be invalid, unenforceable or void, that part of the Agreement will be treated as being deleted and the rest of this Agreement will remain in full force and effect.

(c)	No term of this Agreement will be enforceable by a person who is not a party to this Agreement.

(d)	You may not assign this Agreement or its benefit, including, without limitation, the right to claim a refund of the Purchase Price if the Property is not authentic.

(e)	This Agreement is the whole agreement and understanding between you and us relating to its subject matter and you confirm that you are not relying on any statement or guarantee by any person. This agreement may only be amended by written agreement signed by you and us.

(f)	This Agreement and any rights arising out of this Agreement will be governed by the laws of the State of New York and subject to the jurisdiction of the State and Federal courts of New York located in the Southern District of New York

(g)	In the event of a dispute arising out of or in connection with this Agreement or the Property, before either of us starts any court proceedings, you and we agree to make concerted efforts to settle the dispute in an amicable manner without the necessity for litigation. If a dispute arises which is not settled by such good faith negotiations within 60 days of the negotiations being initiated, you agree for our benefit that the dispute will be dealt with exclusively in the courts set out in (f) above.